Exhibit 99.1

For more information, contact:

Cogent Systems, Inc.	The Blueshirt Group, Investor Relations
Paul Kim	Chris Danne, Jill Isenstadt
Chief Financial Officer	(415) 217-7722
626-325-9600	chris@blueshirtgroup.com
www.cogentsystems.com	jill@blueshirtgroup.com

Cogent Systems Announces Fourth Quarter and Full Year 2009 Financial Results

Recent Wins include United Kingdom NPIA Mobile Identification Project and Latin America Project

Pasadena, CA – February 25, 2010 – Cogent Systems (Nasdaq: COGT) today announced financial results for the fourth quarter and full year ended December 31, 2009.

Fourth quarter 2009 revenues were $37.9 million which compares to revenue of $40.0 million reported in the same year ago period. Net income on a GAAP basis for the fourth quarter of 2009 was $9.4 million, or $0.10 per diluted share. This compares to GAAP net income of $11.5 million, or $0.13 per diluted share in the same year ago period.

Cogent’s fourth quarter of 2009 GAAP results included $0.6 million of non-cash share-based compensation charges. Excluding the effects of share-based compensation and the net tax effect, non-GAAP net income for the fourth quarter of 2009 was $9.7 million, or $0.11 per diluted share. This compares to non-GAAP net income of $12.2 million, or $0.14 per diluted share, in the same year ago period, excluding the effects of similar items in both periods.

For the full-year ended December 31, 2009, revenues increased to $129.6 million from $125.7 million in 2008. Net income in 2009 on a GAAP basis was $32.5 million, or $0.36 per diluted share, which compares to GAAP net income of $45.2 million, or $0.50 per diluted share, for the year ended December 31, 2008. Excluding the effects of share-based compensation and related tax effects, non-GAAP net income in 2009 was $34.6 million, or $0.38 per diluted share, compared to non-GAAP net income of $47.2 million, or $0.52 per diluted share in 2008.

“We enter 2010 with business at record levels, and strong momentum from existing customers and new projects,” commented Ming Hsieh, President and Chief Executive Officer of Cogent. “We are successfully executing on our diversification strategy, having won multiple large international awards for our AFIS and new mobile products this year, as well as continuing to expand our web-based enrollment business. In addition to our new customer wins in the United Kingdom and Latin America, the Department of Homeland Security remains an important customer as we expand the ten print database for the U.S. Visit program. We are very excited about the large number of contracts expected to be awarded over the next year, and are confident that our technological leadership and value proposition will set us apart from other biometrics vendors.”

“Gross margin increased by over 900 basis points to 62.7% in the fourth quarter, back in our target range of 60 to 65%,” commented Paul Kim, Chief Financial Officer. “We ended the year with $526 million, or $5.81 per share, in cash and investments.”

The Company will host a conference call and live webcast at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) on Thursday, February 25 to discuss these results. For parties in the United States and Canada, call 877-941-4774 to access the conference call. International parties can access the call at 480-629-9760.

Cogent will offer a live webcast of the conference call, accessible from the “Investor Relations” section of the Company’s website (www.cogentsystems.com). The webcast will be archived for a period of 15 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run for 2 days. To hear the replay, parties in the United States and Canada should call 800-406-7325 and enter pass code 4198996. International parties should call 303-590-3030 and enter pass code 4198996.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP net income and earnings per share, may be considered non-GAAP financial measures. Cogent believes this information is useful to investors because it provides a basis for measuring Cogent’s available capital resources, the operating performance of Cogent’s business and Cogent’s cash flow, excluding share-based compensation that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Cogent’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Cogent’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Cogent may not be comparable to similarly titled amounts reported by other companies.

About Cogent Systems

Cogent is a global biometric identification solutions provider to governments, law enforcement agencies, and commercial enterprises. Cogent provides the highest quality identification systems, products and services with leading technology, accuracy and speed. Cogent’s Automated Fingerprint/Palmprint Identification Systems, or AFIS, enable customers to capture fingerprint and palm print images electronically, encode prints into searchable files, and accurately compare a set of fingerprints/palm prints to a database containing potentially millions of prints in seconds. For more information, please visit www.cogentsystems.com

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements. Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Cogent is providing this information as of the date of this press release, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding anticipated market developments. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here. Readers are referred to Cogent’s Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 filed by Cogent with the Securities and Exchange Commission which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: changes in government policies; uncertain political conditions in international markets; deriving a significant portion of revenues from a limited number of customers; deriving a significant portion of revenues from the sale of solutions pursuant to government contracts; failure of the biometrics market to experience significant growth; failure of Cogent’s products to achieve broad acceptance; potential fluctuations in quarterly and annual results; changes in Cogent’s effective tax rate; failure to successfully compete; failure to comply with government regulations; failure to accurately predict financial results due to long sales cycles; negative publicity and/or loss of clients due to security breaches resulting in the disclosure of confidential information; loss of export licenses or changes in export laws; failure to manage projects; rapid technology change in the biometrics market; loss of a key member of management team; termination of backlog orders; loss of limited source suppliers; negative audits by government agencies; failure to protect intellectual property; exposure to intellectual property and product liability claims; difficulty in integrating acquisitions; and failure to achieve the expected benefits of acquisitions. The information contained in this press release is a statement of Cogent’s present intention, belief or expectation and is based upon, among other things, existing industry conditions, market conditions, the economy in general and Cogent’s assumptions. Cogent may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. Cogent undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. By including any information in this press release, Cogent does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

COGENT, INC.

CONDENSED BALANCE SHEET

December 31, 2009 and December 31, 2008

(in thousands)

	Balance at 12/31/2009	Balance at 12/31/2008
ASSETS:

Cash and investments	$525,871	$479,896
Accounts receivable, net	19,984	30,767
Unbilled accounts receivable	2,152	1,110
Inventories	17,659	18,528
Property and equipment, net	37,552	37,192
Deferred income taxes	21,221	41,068
Other assets	16,124	11,570

Total assets	$640,563	$620,131

LIABILITIES & EQUITY:

Accounts payable, accrued liabilities and income taxes payable	$26,503	$25,681
Deferred revenue	61,973	74,978
Total stockholders’ equity	552,087	519,472

Total liabilities & equity	$640,563	$620,131

COGENT, INC.

CONDENSED STATEMENT OF INCOME

Three Months and Year Ended December 31, 2009 and 2008

(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Revenues:
Product revenues	$23,332	$31,307	$84,512	$90,761
Maintenance and services revenues	14,578	8,670	45,071	34,920

Total revenues	37,910	39,977	129,583	125,681

Cost of revenues:
Cost of product revenues (1)	10,289	12,730	33,205	29,335
Cost of maintenance and services revenues (1)	3,834	4,362	15,697	15,146

Total cost of revenues	14,123	17,092	48,902	44,481

Gross profit	23,787	22,885	80,681	81,200

Operating expenses:
Research and development (1)	3,797	4,203	14,918	14,788
Selling and marketing (1)	3,336	3,879	13,216	13,187
General and administrative (1)	2,533	2,400	10,460	10,157
Income from settlement of lawsuit	—	—	—	(10,000)

Total operating expenses	9,666	10,482	38,594	28,132

Operating income	14,121	12,403	42,087	53,068
Interest income	2,102	3,799	10,531	16,862
Other, net	179	15	496	189

Income before income taxes	16,402	16,217	53,114	70,119

Income tax provision	7,039	4,709	20,654	24,939

Net income	$9,363	$11,508	$32,460	$45,180

Net income per share:
Basic	$0.10	$0.13	$0.36	$0.50
Diluted	$0.10	$0.13	$0.36	$0.50

Number of shares used in per share computations:
Basic	89,625	89,424	89,628	89,947
Diluted	90,519	90,290	90,575	90,938

(1) Share-based compensation expense was allocated as follows:

Cost of product revenues	$90	$139	$488	$470
Cost of maintenance and services revenues	119	172	625	576
Research and development	174	267	939	937
Selling and marketing	144	223	840	912
General and administrative	109	202	685	801

Total share-based compensation expense	$636	$1,003	$3,577	$3,696

COGENT, INC.

Non-GAAP Earnings per Share Reconciliation

Three Months and Year Ended December 31, 2009 and 2008

(in thousands, except per share data)

	Three months ended December 31, 2009	Three months ended December 31, 2008	Year ended December 31, 2009	Year ended December 31, 2008
Earnings for per share calculations

GAAP Net Income	$9,363	$11,508	$32,460	$45,180

GAAP Income tax provision	7,039	4,709	20,654	24,939
Share-based compensation expense	636	1,003	3,577	3,696
Tax effect (1)	(7,326)	(4,993)	(22,109)	(26,574)

Non-GAAP Net income	$9,712	$12,227	$34,582	$47,241

Earnings per share

GAAP Diluted EPS	0.10	$0.13	$0.36	$0.50

GAAP Income tax provision	0.08	0.05	0.23	0.27
Share-based compensation expense	0.01	0.01	0.04	0.04
Tax effect (1)	(0.08)	(0.05)	(0.25)	(0.29)

Non-GAAP Diluted EPS	0.11	$0.14	$0.38	$0.52

(1)	Tax rates as follows:

- 43% for three months ended December 31, 2009

- 29% for three months ended December 31, 2008

- 39% for Year ended December 31, 2009

- 36% for Year ended December 31, 2008